Exhibit 99.1
CB&I Finalizes Lending Arrangements
THE WOODLANDS, Texas – August 6, 2008 – CB&I announced today that it has finalized amendments to its senior lending agreements, which had been out of compliance as a result of the company’s second quarter performance as previously announced. The amendments provide CB&I with continued access to the lending facilities for performance letters of credit, working capital and other corporate uses.
About CB&I
CB&I combines proven process technology with global capabilities in engineering, procurement and construction to deliver comprehensive solutions to customers in the energy and natural resource industries. With more than 70 proprietary licensed technologies and 1,500 patents and patent applications, CB&I is uniquely positioned to take projects from conceptual design, through technology licensing, engineering and construction and final commissioning. Drawing upon the global expertise and local knowledge of approximately 18,000 employees in more than 80 locations, CB&I safely and reliably executes projects worldwide. For more information, visit www.CBI.com.
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